EXHIBIT 5.1

                   OPINION OF WILSON SONSINI GOODRICH & ROSATI


                                 August 25, 2000

Miravant Medical Technologies
336 Bollay Drive
Santa Barbara, CA  93117

        Re:   Miravant Medical Technologies - Registration Statement on Form S-8
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Ladies and Gentlemen:


         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 29, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 6,000,000 shares of your Common Stock reserved for issuance under the Miravant Medical Technologies 2000 Stock Compensation Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings taken and proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

         It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                   Sincerely,

                                   /s/ Wilson Sonsini Goodrich & Rosati
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                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation